Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated January 23, 2007
Final Notes Term Sheet
2 Year Emerging Basket FX Note

Issuer:	Eksportfinans ASA

Principal Amount;	$9,264,000

Settlement Date:	January 26, 2007

Maturity Date:	January 26, 2009

Issue Price:	100.00%

Discount:	1.25%

Proceeds:	98.75%

Coupon:	0.00%

Indexed Note:	The index will based on an equal weighting of a long position in the following currencies versus the US Dollar:

South Korean Won (KRW)
Indian Rupee (INR)
Singaporean Dollar (SGD)
Mexican Peso (MXN)

Redemption Price:	100% + Supplemental Payment, if any

Minimum Redemption Price:	100.00%

Supplemental Payment:	The Supplemental Payment will be an amount equal to the greater of (i) zero and (ii) the Participation Factor x (Final Index Value — Initial Index Value)

Participation Factor:	345%

Initial Index Value:	100.00%

Initial Exchange Rates:	The Initial Exchange Rates, expressed as the amount of currency units per US Dollar, as determined by the Calculation Agent are as follows:
(i) KRW: 939.65
(ii) INR: 44.19
(iii) SGD: 1.5345
(iv) MXN: 10.9425
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.

US Structured Notes

Final Index Value:	A percentage equal to 0.25 multiplied by the sum of

	(i)	the Initial Exchange Rate for KRW divided by the Final Exchange Rate for KRW,
	(ii)	the Initial Exchange Rate for INR divided by the Final Exchange Rate for INR,
	(iii)	the Initial Exchange Rate for SGD divided by the Final Exchange Rate for SGD,
	(iv)	the Initial Exchange Rate for MXN divided by the Final Exchange Rate for MXN

Final Exchange Rate:	The spot exchange rate between the applicable index currency and the U.S. dollar expressed as the amount of the applicable index currency units per U.S. dollar appearing on the relevant exchange rate source for each index currency on the Determination Date. The exchange rate source for each of the index currencies is as follows:
	·	KRW: NDF Fixing, Reuters page KFTC18 (KRW02) (Rate for USD TODAY)
	·	INR: NDF Fixing, Reuters page RBIB (INR01)
	·	SGD: Reuters page ABSIRFIX01 at 11:00 am, Singapore time
	·	MXN: Banco de Mexico fixing USDMXNFIX2, Reuters page MEX01, 12.00pm Mexico City Time

If the exchange rate source for any index currency is not displayed, the Final Exchange Rate for such index currency will be determined in good faith and in a commercially reasonable manner at the sole discretion of the calculation agent.

Determination Date:	5 New York and London Business Days prior to Maturity

Calculation Agent:	Bank of America, N.A.

CUSIP:	28264QEW0

Underwriter:	Banc of America Securities LLC

Risk Factors Include (but are not limited to):	May lose principal if sold prior to Maturity.
Principal-protected only at maturity based on the creditworthiness of the Issuer.
Note will not pay any interest.
Investors may earn 0.00%, if the basket of currencies does not rise relative to the USD above the stated strikes.
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.

US Structured Notes
Hypothetical returns
The following table illustrates potential hypothetical returns on the Maturity Date. Based on these Initial Exchange Rates, hypothetical Final Exchange Rates and hypothetical Final Index Values and a Participation Factor of 345.00%, we illustrate a range of hypothetical Redemption Amounts as a percentage of the Principal Amount that will be payable on the Maturity Date.
Bond Documentation

Scenario 1
Final Index Value		Initial	Final
	KRW	939.6500	939.6500	100.0000%
	INR	44.1900	44.1900	100.0000%
	SGD	1.5345	1.5345	100.0000%
	MXN	10.9425	10.9425	100.0000%

Weightings:	25%			100.0000%
Participation Ratio:	345%
Redeption Price:				100.0000%

Scenario 2
Final Index Value		Initial	Final
	KRW	939.6500	960.7800	97.8007%
	INR	44.1900	47.5640	92.9064%
	SGD	1.5345	1.5623	98.2206%
	MXN	10.9425	11.3424	96.4743%

Weightings:	25%			96.3505%
Participation Ratio:	345%
Redeption Price:				100.0000%

Scenario 3
Final Index Value		Initial	Final
	KRW	939.6500	1004.5600	93.5385%
	INR	44.1900	48.1231	91.8270%
	SGD	1.5345	1.7500	87.6857%
	MXN	10.9425	12.4732	87.7281%

Weightings:	25%			90.1948%
Participation Ratio:	345%
Redeption Price:				100.0000%

Scenario 4
Final Index Value		Initial	Final
	KRW	939.6500	930.1243	101.0241%
	INR	44.1900	42.9830	102.8081%
	SGD	1.5345	1.5021	102.1570%
	MXN	10.9425	10.2312	106.9523%

Weightings:	25%			103.2354%
Participation Ratio:	345%
Redeption Price:				111.1620%

Scenario 5
Final Index Value		Initial	Final
	KRW	939.6500	890.1254	105.5638%
	INR	44.1900	37.8600	116.7195%
	SGD	1.5345	1.4400	106.5625%
	MXN	10.9425	8.6752	126.1354%

Weightings:	25%			113.7453%
Participation Ratio:	345%
Redeption Price:				147.4213%
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.